Exhibit 10.43

Key-Systems GmbH - RRPproxy / The META REGISTRY Agreement	Page 1 of 4

Agreement

between

Key-Systems GmbH, Prager Ring 4-12, 66482 Zweibrücken, Germany
-hereafter called KS-

and

Company: ..................Dot VN, Inc.....................................................................

a Registrar Service Provider
-hereafter called RSP-

Preliminary Remark:

KS is an officially accredited registrar of ICANN (Internet Corporation for Assigned Names and Numbers), RSP is a reseller of Second Level Domains (SLD).

§ 1.

KS registers for the RSPs customers Second Level Domains, according to the agreed Top Level Domain. New or further gTLDs (generic Top-Level-Domains) or ccTLDs (country code Top-Level-Domains) can be activated by confirming the respective Registration Guidelines and Policies directly through the RRPproxy WebInterface.

§ 2.

Domain-Name-Server and necessary personal- and company information will be entered into the database of KS and will only be given to interested parties, should it be necessary for the function of the Internet.

§ 3.

In case of collective domain orders, RSP will also accept partial deliveries, if one or more domains could not be registered.

§ 4.

The customer is still fully liable even when ordering through an RSP. RSP is obliged to inform the customer about any important agreements, general terms of business, incidents and notifications.  RSP has the right to act in the name of the customer.

§ 5.

Exhibit 10.43

Key-Systems GmbH - RRPproxy / The META REGISTRY Agreement	Page 2 of 4

KS will provide the RSP with various different accesses to the Registration-System of KS for the purpose of purchasing, administration and transfer of domains.  These accesses include Real-Time-access, as well as Web-Frontend and Email-Gateway.

KS will provide any necessary drafts and documentations for these purposes.

Furthermore KS will give the RSP support with the implementation of the access to the registration-system.

§ 6.

This contract is valid for an undetermined time period. RSP can transfer the administration of a domain to an other registrar earliest after 60 days of the domain registration. Both parties can terminate the agreement with a time-limit of 6 months to the end of the year. RSP must ensure, that at the point in time of termination he no longer has any domains with KS. A termination for important cause can be given at any time.

§ 7.

The prices of a registration and included services can be viewed directly through the RRPproxy WebInterface under the respective Top-Level-Domain (under www.RRPproxy.net —> Query List —> Zones / Prices).

KS ist permitted to modify the prices at any point in time with a given notice via email of 30 days. Price-reductions can be processed by KS immediately.

If the costs for a domain registration, -transfer, -renewal are stated in a different currency than USD, then the accounting will still be provided in USD. This means that at the time of registration we will automatically exchange the respective fee into USD according to the daily exchange rate of the European Central Bank (ECB)

The remuneration is to be paid in advance on a socalled Pre-Paid Account within the RRPproxy. RSP is permitted to terminate his postivie balance at any point in time. In this case KS will reimburse these funds. RSP will cover all costs involved in the reimbursement.

The access for the RSP will be provided after receipt of a minimum payment of 100 USD.

§ 8.

RSP must confirm each different TLD separately. This can be done online through the RRPproxy WebInterface by confirming the respective registry policies. By activating different TLDs, the RSP  to be fully liable towards the registries.

RSP acknowledges, that the registry policies can change from time to time and that RSP must check this at his sole descretion on a regular basis. In the event, that RSP does not agree to a modification of the registry policy, then RSP must inform KS about this immediately and terminate the respective TLD.

Exhibit 10.43

Key-Systems GmbH - RRPproxy / The META REGISTRY Agreement	Page 3 of 4

§ 9.

Domain-registrations, -extensions or -transfers are only possible if the RSP has sufficient assets on an account of KS.

§ 10.

KS will inform RSP punctually about any registration expiry times of the domains registered by RSP.  If the fee for the respective domain should not be fully paid before the one year period expires then the registration will be deleted.

RSP is committed to inform his clients about this issue.  Furthermore, the RSP is committed to provide support for his customers himself.

§ 11.

RSP must ensure, that Domains which should get deleted are not being used as NameServer-Hosts.  If this is the case, then KS cannot process the "Deletion" and RSP must cover any costs or respectively damages resulting from the non-deletion.  KS will under no circumstances be held liable, should a domain not get deleted.

§ 12.

The customer is obliged to ensure that the name-rights of third parties are not violated.

§ 13.

RSP and the customer are committed to accept the respective Dispute-Polices in case of any misunderstandings, disputes or arguments towards the use of domain-names. These policies are a component of this contract and the RSP is obliged to inform his customer about this issue.

The respective Dispute-Policy can be changed with an important cause at any time. KS does not have any influence on these changes. The continuation of the registration can only take place under the condition that the changed Dispute-Policy has been accepted. If the RSP or the customer should not accept the changed Dispute-Policy then the domain can be deleted at any time.

§ 14.

RSP and the customer declare that the personal data can only be published with the approval of the affected parties, and that these affected parties know that their data will be available for the public as a source of information on the Internet.

§ 15.

This agreement between RSP, customer and KS shall be governed by the laws of Germany. Legal domicile is Saarbrücken.

Exhibit 10.43

Key-Systems GmbH - RRPproxy / The META REGISTRY Agreement	Page 4 of 4

§ 16.

In the event, that KS should lose access to the registry-system of a TLD, then the contract with RSP concerning this TLD will be terminated immediately.

§ 17.

RSP is not commited to exclusively register domains through KS.

§ 18.

Any claims of either party resulting from this agreement must be judicially vindicated within one year, otherwise they expire.

§ 19.

RSP will receive access to the RRPproxy to register domains, however he confirms, that the access is not to be abused for registering recently deleted domains, e.g. so-called domain back-orderings or domain-catching.  RSP will not abuse the RRPproxy for availability checks based on dictionaries.  KS reserves the right to “LOCK” an RSP, should the stability of the whole registration system be in danger. KS is commited to follow instructions of the respective registries.  These instructions along with the committment will also be passed on to the RSP and RSP has to comply to these.

§ 20.

The General Registration Terms, as well as the General Terms and Conditions of Key-Systems are subject to this agreement.

§ 21.

Should a regulation of this agreement be invalid at law or become invalid at law, then the validity of the other regulations will not be affected. This agreement may be modified or amended if the amendment is made in writing and is signed by both parties.

	Dot VN, Inc.	("RSP")	Key-Systems GmbH
place, date:	San Diego, CA 9/2/09		place, date:	Zweibrücken 09/04/09
name:	Thomas M. Johnson		name:	Jessica Pfeiffer
titel:	Chairman & CEO		titel:	Marketing

/s/ Thomas M. Johnson			/s/ J. Pfeiffer